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                                                                    EXHIBIT 11.1

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                       DECEMBER 31,              DECEMBER 31,
                                                   --------------------       -------------------
                                                    1996         1995          1996        1995
                                                   -------      -------       -------     -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)................................  $   974      $    30       $ 1,090     $(1,781)
Weighted average common shares outstanding.......   18,656        2,460        18,610       2,460
Common equivalent shares from stock options
  (treasury stock method)........................    1,067           --         1,023          --
Shares related to Staff Accounting Bulletin Topic
  4D Common stock (treasury stock method)........       --          855            --         855
  Common stock options (treasury stock method)...       --          404            --         404
  Convertible preferred stock (as-if converted
     method).....................................       --        3,749            --       3,749
                                                   -------      -------       -------     -------
Total shares for primary and fully diluted net
  income (loss) per share........................   19,723        7,468        19,633       7,468
Net income (loss) per share......................  $  0.05      $  0.00       $  0.06     $ (0.24)
Calculation of shares outstanding for computing
  pro forma net income (loss) per share:
  Shares used in computing net income (loss) per
     share.......................................   19,723        7,468        19,633       7,468
  Adjustment to reflect the effect of the assumed
     conversion of convertible preferred stock
     from the date of issuance (as if converted
     method).....................................       --        8,305            --       8,305
                                                   -------      -------       -------     -------
  Shares used in computing pro forma net income
     (loss) per share............................   19,723       15,773        19,633      15,773
Pro forma net income (loss) per share............  $  0.05      $  0.00       $  0.06     $ (0.11)
                                                   -------      -------       -------     -------
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